EXHIBIT 10.43
REVISED

April 14, 2017

Mr. Jason M. Hollar
5N211 Wilton Croft Road
St. Charles, IL 60175

Dear Jason:

I am pleased to provide for your consideration this letter offering employment to be Tenneco's Senior Vice President Finance.

The key terms of Tenneco's offer of employment are described below. Outline of Employment Offer

1.	Position: As an executive officer, your position will be Senior Vice President Finance, reporting directly to Ken Trammell, Executive Vice President and Chief Financial Officer.

2.
Base Salary: Your initial base salary will be $500,000 per year ($41,666.67 per month) less appropriate taxes and withholding, paid in accordance with Tenneco's normal payroll practices. Beginning in 2018 and each year thereafter, your base salary will be reviewed and, in turn, may be adjusted, subject to approval by the Compensation, Nominating and Governance Committee of Tenneco Inc.’s Board of Directors (the "CNG Committee").

3.
Annual Incentive Compensation: You will be eligible to participate in Tenneco's executive annual incentive plan in a manner consistent with other Tenneco executives. The terms of the annual incentive plan are set forth in the Tenneco Value Added Incentive Compensation Plan ("TAVA Plan - copy attached). Your initial target bonus opportunity for the 2017 calendar year performance period under the TAVA Plan will be 75% of your annual base salary (or $375,000 based on the offered salary with no proration). The payment of an annual incentive to you is subject to achievement of pre-defined performance goals for the Company, the approval by the CNG Committee, as well as the terms of the TAVA Plan (or successor plan).

4.
Long-Term Incentive Compensation: You will be eligible to participate in Tenneco's long-term incentive plan in a manner consistent with other Tenneco executives. The terms of the long-term incentive plan are set forth in the Tenneco Long-Term Incentive Plan, as amended ("LTIP"), a copy of which has been attached.

Each year the CNG Committee will determine and approve the mix of long-term incentive (LTI) awards that will be granted to you and the aggregate target value of these awards.
Your first eligibility for a full LTI award will be in February 2018. The final award size, performance conditions and other terms of this award will be approved by the CNG Committee in February 2018 at the same time the terms of these awards are established for other executives at the Company. Your 2018 LTI award is currently estimated to have a
$1,000,000 value, granted 50% as restricted shares with a 3-year ratable vesting and 50% Long-Term Performance Units (LTPUs) with a 3-year performance measurement period.

You will be eligible to participate in the outstanding 2017 restricted stock awards with a value of $300,000. The number of shares will be based on a 10-trading day stock price average of Tenneco Inc. as of the 10 trading days preceding your hire date. You will also be eligible to participate in the outstanding 2016-2018 LTPU award cycle with a target award of$250,000 and the outstanding 2017-2019 LTPU award cycle with a target award of $300,000, subject to the performance goals and other criteria that were set for each of these two performance cycles and will be communicated in the award agreements.

5.
Replacement of Foregone Compensation: To replace the value of foregone compensation from your previous employer, Tenneco will grant you a Restricted Stock Award of $300,000 vesting on your first anniversary of your hire date. The number of shares will be based on a 10-trading day stock price average of Tenneco Inc. as of

April 26, 2017. This Restricted Stock Award will immediately vest if you are terminated without cause by Tenneco. In addition, you will be eligible to receive a $150,000 cash payment, less appropriate taxes and withholding, payable within 30 days of hire date.

To replace the value of foregone 2017 and 2018 Long-Term Incentive Cash awards from your previous employer, you will be eligible to receive a $200,000 cash payment, less appropriate taxes and withholding, payable on December 15, 2017 and December 17, 2018.

6.
Retirement Plans: You will be eligible to participate in Tenneco's 401(k) Plan that provides a 100% company match on your first 3%, and 50% of your next 2%, of base pay contributions subject to Plan and IRS maximums. In addition, you will receive a 2% of base pay contribution into the 40I(k) Plan after one year of service.

You will also be eligible to immediately participate in Tenneco's Excess Benefit Plan that provides a 2% of base pay company contribution after IRS compensation maximums have been reached, and a company contribution equal to 2% of TAVA Plan bonus paid.

7.
Change-In-Control (CIC) Protection: You will be eligible to participate in Tenneco's Change-In-Control Severance Benefit Plan for Key Executives. Benefits under the Plan are payable if you are discharged (either actually or constructively) within two years after change-in-control that includes a lump-sum payment equal to two times base salary and targeted annual bonus in effect immediately prior to the change-in-control.

8.
Severance (not related to CIC): Unless and until you become Tenneco's Chief Financial Officer, if (A) your employment is involuntarily terminated for a reason other than "Cause" (meaning (i) fraud, embezzlement. or theft in connection with your employment, (ii) gross negligence in the performance of your duties, or (iii) conviction, guilty plea, or plea of nolo contender with respect to a felony or (B) you experience a material decrease in your job responsibilities or compensation, you will be entitled to receive a severance payment in a lump sum equal to one times your base salary and target annual bonus, subject to your execution of a general release and such other documents as the company may reasonably request. Upon a change to Chief Financial Officer, you will be eligible to participate in Tenneco's Severance Benefit Plan that applies to all U.S. salaried, full-time employees.

9.
Stock Ownership Guidelines: Upon employment, you will be subject to Tenneco's stock ownership guideline policy, requiring that you hold qualifying shares of Tenneco Inc. equal to three times base salary. to be attained within five years of your employment date.

10.
Insider Trading Policy: Upon employment. you will be subject to Tenneco's Insider Trading Policy, which, among other things, limits the timing and types of transactions you may make with respect to Tenneco securities and related derivatives.

11.
Health, Welfare and Retirement Benefits: You will be eligible to participate in Tenneco's broad-based health, welfare and defined contribution retirement plans in a manner consistent with other Tenneco executives. Please refer to benefit plan documents for specific terms and eligibility. The Company reserves the right to change these benefit programs and any of our other benefit programs. Attached for your convenience is the Tenneco 2017 Benefits At A Glance for Salaried Employees.

12.
Vacation and Holiday Paid Time Off: You will be entitled to four weeks of paid vacation per year in accordance with the provisions of the Company's vacation policy. In addition, the Company is typically closed during the week between Christmas and New Year's Day holidays. You will also be eligible for paid holidays and personal floating holidays in accordance with the Company's policies. However, if you leave employment with Tenneco, your accrued unused vacation will be paid in accordance with our vacation policy. Vacation is prorated to your date of hire and accrued on a monthly basis.

13.
Employment at Will: This offer does not constitute a contract of employment for any specific period of time, but will create an employment at-will relationship that may be terminated at any time by you or the Company, with or without cause.

In addition, your offer is contingent upon the verification of the information you have provided to the company, successful completion of employment paperwork, the completion of a Combined Disclosure Notice & Authorization Regarding Background Consumer Reports and background authorization forms and execution of the Tenneco Confidentiality Agreement (this will be part of your "on-boarding" process).

On your first day of employment, you must provide documentation that you have authorization to work in the United States. The offer is contingent upon you providing appropriate I-9 documentation (see enclosed).

Two copies of this offer letter have been provided. Please sign the offer letter and return it to me as soon as possible. The second copy should be retained for your personal records.

Jason, we look forward to you joining Tenneco and are excited for you to contribute and share in its future success. Please contact me to acknowledge your acceptance or with any other questions or concerns.

Sincerely,

By: /s/	Gregg A. Bolt
Name:	Gregg A. Bolt
Title:	Sr VP Global Human Resources and Administration
Tenneco Automotive Operating Company Inc., a Tenneco company

I have read, understood and accept this offer of employment at a subsidiary of Tenneco Inc.

By: /s/	Jason M. Hollar
Print Name:	Jason M. Hollar